SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Amendment No. 1)


                    Stewart Information Services Corporation
                                (Name of issuer)

                     Common Stock, $1.00 par value per share
                         (Title of class of securities)

                                    860372101
                                 (CUSIP number)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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  1      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         EQSF Advisers, Inc.
         (EIN 13-3354359)
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [   ]
                                                              (b)  [   ]
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York Corporation

--------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER
          NUMBER OF
            SHARES                               950,700
                               -------------------------------------------------
         BENEFICIALLY            6      SHARED VOTING POWER
           OWNED BY
                                ------------------------------------------------
             EACH                7      SOLE DISPOSITIVE POWER
          REPORTING
            PERSON                               950,700
                               -------------------------------------------------
             WITH               8       SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  950,700
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                      [    ]

--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  15.33%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

                  IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Martin J. Whitman
                  (###-##-####)
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                   (b)   [   ]
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER

          NUMBER OF                              None  (See Item 4)
                               -------------------------------------------------
                                 6      SHARED VOTING POWER
            SHARES
         BENEFICIALLY                            None
           OWNED BY            -------------------------------------------------
             EACH                7      SOLE DISPOSITIVE POWER

          REPORTING                              None  (See Item 4)
                               -------------------------------------------------
         PERSON WITH            8       SHARED DISPOSITIVE POWER

                                                 None
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-    (See Item 4)
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [  ]
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This statement constitutes Amendment No. 1 to the Schedule 13G previously filed.

Item 4.  Ownership.
          Item 4 is amended in its entirety to read as follows:
         (a)&(b) EQSF beneficially owns 950,700 shares, or 15.33% of the class of securities of the issuer.

         (c)      (i) EQSF: 950,700

                  (ii) Not applicable.

                  (iii) EQSF: 950,700

                  (iv) Not applicable.

         Mr. Whitman disclaims beneficial ownership of all such shares.

Item 10. Certification.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                     May 6, 1997
                                                                          (Date)




                                                     EQSF ADVISERS, INC.

                                                     By:/s/   MARTIN J. WHITMAN
                                                     Martin J. Whitman
                                                     Chairman, President and
                                                     Chief Executive Officer


                                                      /s/      MARTIN J. WHITMAN
                                                     Martin J. Whitman